Exhibit 21.1
                           Subsidiaries of Averox Inc.
                       Corporation State of Incorporation

                       Averox FZ-LLC, United Arab Emirates

                       Averox (Private) Limited, Pakistan

                        Averox North America Inc., Nevada


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